Exhibit 99.4

Execution Version

February 14, 2021

Shapiro Family Investment Partnership – Nathan Share; Nathan Shapiro Revocable Trust Dated 10/7/87; NS (Florida) Associates Inc.; Daniel Shapiro; Emily Rita Shapiro; Steven A. Shapiro C/F Jackson Henry Shapiro UGTMA/IL; Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL; New Horizon (Florida) Enterprises Inc.; Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL; Illinois Diversified Company, LLC; Norton Shapiro Revocable Trust; Norton Shapiro 2008 Trust; Norton Shapiro Family LLC; NSF Investment Partnership; and Steven Shapiro, (each, a “Reimbursed Party” and collectively, the “Reimbursed Parties”).

Reference is made to the Amended and Restated Stockholder Support and Contingent Sale Agreement, dated as of August 17, 2020 (the “SCSA”), by and among (i) Protective Partners, LLC, a Delaware limited liability company and Protective Investment Partners, LLC, a Delaware limited liability company (each an “Offering Party” and collectively the “Offering Parties”), and the other parties thereto. Each capitalized term used in this letter agreement (this “Letter Agreement”) but not defined herein has the meaning given to it in the SCSA.

In order to induce the Reimbursed Parties to enter into that certain voting and support agreement being entered into concurrently herewith (the “Voting Agreement”), the parties hereto agree as follows:

1.	Prior to the execution and delivery of this Agreement, the Reimbursed Parties provided, or caused to be provided, to the Offering Parties the Transaction Notice contemplated by Section 5.1(c) of the SCSA.

2.	Protective Insurance Corporation (the “Company”) shall reimburse the Reimbursed Parties in an aggregate amount equal to the lesser of (x) $750,000 and (y) the Reimbursement Payment (as defined in the SCSA) (the amount determined by the operation of clauses (x) and (y), the “Reimbursement Amount”) if, but only if, each Reimbursed Party executes and delivers to the Company the Voting Agreement concurrently herewith, it being understood that (A) the price per share in the Agreement and Plan of Merger (the “Merger Agreement”) referenced in the Voting Agreement is $23.30 per share of the Company’s Class A common stock and Class B common stock and (B) the board of directors of the Company has adopted the Merger Agreement and approved the Voting Agreement.

3.	In connection with any demand to be reimbursed pursuant to Section 2 of this Letter Agreement, the Reimbursed Parties shall deliver to the Company a written certificate setting forth the amount demanded to be reimbursed certifying that such amount constitutes part of the Reimbursement Payment (as defined in the SSCSA), an invoice showing the amounts of fees and expenses that comprise such demanded amount, and reasonable documentation underlying such fees and wire instructions for the purpose of paying the Reimbursement Amount (the “Payment Certificate”).

4.	The Company agrees to make any payment required by Section 2 of this Letter Agreement promptly (and in any event, within one (1) business day after the date such payment is required to be made pursuant to this Letter Agreement) by wire transfer of immediately available funds to the account or accounts designated in the Payment Certificate following the later of the delivery of (a) the Transaction Notice contemplated by Section 2 of this Letter Agreement or (b) the Payment Certificate.

5.	The Reimbursed Parties agree to enforce their rights under the SCSA to cause the Offering Parties to make any “true up” payment contemplated by the definition of Reimbursement Payment, and if any such payment is payable by the Offering Parties, to promptly (and in any event, within one (1) Business Day) pay any such “true up” payment to the Company by wire transfer of immediately available funds to an account designated in writing by the Company (other than any portion of such “true up” payment that is in respect of the excess of the Reimbursement Payment (as defined in the SCSA) over the Reimbursement Amount).

6.	This Letter Agreement, together with the Voting Agreement, contains the entire agreement between the parties concerning the subject matter of this Letter Agreement, and no provision of this Letter Agreement may be amended or modified, in whole or in part, nor any waiver or consent given, unless approved in writing by the parties in the case of an amendment or modification or by the party to be charged in the case of a waiver or consent, which writing specifically refers to this Letter Agreement and the provision so amended or modified or for which such waiver or consent is given. It is understood and agreed that no failure or delay by the Company or the Reimbursed Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

7.	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws. Each party agrees that any suit or proceeding with regard to the subject matter of this Letter Agreement will be tried exclusively in the Indiana Commercial Court located in Hamilton County or, if that court declines to accept or does not have jurisdiction over a particular matter, the United States District Court for the Southern District of Indiana and, in each case, any appellate court thereof, and each party agrees to submit to the exclusive jurisdiction of, and to venue in, such courts (and agrees not to commence any action, suit, or proceeding relating thereto except in such courts). The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of this Letter Agreement in such court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. The parties further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth below shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. THE PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH REGARD TO THE SUBJECT MATTER OF THIS LETTER AGREEMENT.

8.	The provisions of this Letter Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Letter Agreement shall inure solely to the benefit of and be binding upon each of the parties hereto and their respective legal successors and permitted assigns. Neither the Company nor any Reimbursed Party may assign this Letter Agreement or any of their rights or obligations hereunder. Any attempted assignment by any Reimbursing Party or the Company without the prior written consent of the other parties will be of no force and effect and void ab initio. This Letter Agreement may be executed in any number of counterparts, including by pdf or facsimile transmission, and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument. The parties agree that the word “including” shall be read to be followed by the words “without limitation”. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Letter Agreement.

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If the foregoing is acceptable to you, please so indicate by executing a copy of this Letter Agreement in the space indicated below.

Very truly yours,

PROTECTIVE INSURANCE CORPORATION

By:	/s/ Jeremy D. Edgecliffe-Johnson
Name:	Jeremy D. Edgecliffe-Johnson
Title:	Chief Executive Officer

Accepted and agreed as of the date first set forth above:

SHAPIRO FAMILY INVESTMENT PARTNERSHIP – NATHAN SHARE

By:	/s/ Stephen Gray
Name:	Stephen Gray, not individually, but solely as
Trustee of each of its general partners
Title:	Trustee of each of its general partners

NATHAN SHAPIRO REVOCABLE TRUST DATED 10/7/87

By:	/s/ Lesley Beider Stillman
Name:	Lesley Beider Stillman, not individually,
but solely as Co-Trustee
Title:	Co-Trustee

By:	/s/ Randy Shapiro
Name:	Randy Shapiro, not individually,
but solely as Co-Trustee
Title:	Co-Trustee

By:	/s/ Daniel Shapiro
Name:	Daniel Shapiro, not individually,
but solely as Co-Trustee
Title:	Co-Trustee

By:	/s/ Steven A. Shapiro
Name:	Steven A. Shapiro, not individually,
but solely as Co-Trustee
Title:	Co-Trustee

NS (FLORIDA) ASSOCIATES INC.

By:	/s/ Nathan Shapiro
Name:	Nathan Shapiro
Title:	Director and President

/s/ Daniel Shapiro

Daniel Shapiro

/s/ Emily Rita Shapiro

Emily Rita Shapiro

STEVEN A. SHAPIRO C/F JACKSON HENRY SHAPIRO UGTMAIL

By:	/s/ Steven A. Shapiro
Name:	Steven A. Shapiro

STEVE SHAPIRO C/F JORDYN REESE SHAPIRO UTMA/IL

By:	/s/ Steven A. Shapiro
Name:	Steven A. Shapiro

NEW HORIZON (FLORIDA) ENTERPRISES INC.

By:	/s/ Nathan Shapiro
Name:	Nathan Shapiro
Title:	Director and President

DANIEL M. SHAPIRO C/F NICK E. SHAPIRO UTMA/IL

By:	/s/ Daniel Shapiro
Name:	Daniel Shapiro

/s/ Steven A. Shapiro

Steven A. Shapiro

ILLINOIS DIVERSIFIED COMPANY, LLC

By:	/s/ Steven A. Shapiro
Name:	Steven A. Shapiro
Title:	Manager

By:	/s/ Daniel Shapiro
Name:	Daniel Shapiro
Title:	Manager

NORTON SHAPIRO REVOCABLE TRUST

By:	/s/ Richard Horwood
Name:	Richard Horwood
Title:	Trustee

NORTON SHAPIRO 2008 TRUST

By:	/s/ Richard Horwood
Name:	Richard Horwood
Title:	Co-Trustee

By:	/s/ Cheryl Kreiter
Name:	Cheryl Kreiter
Title:	Co-Trustee

NORTON SHAPIRO FAMILY LLC

By:	NS Family Trust #1
Its:	Manager

By:	/s/ Richard Horwood
Name:	Richard Horwood, not individually, but
solely as Trustee of the NS Family Trust #1
Title:	Trustee

NSF INVESTMENT PARTNERSHIP

By:	/s/ Richard Horwood
Name:	Richard Horwood, not individually, but
solely as Trustee of each of its general partners
Title:	Trustee of each of its general partners

/s/ Nathan Shapiro

Nathan Shapiro